Exhibit (n)(2)

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Part C – Other Information” in the Prospectus included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-269186) of Saratoga Investment Corp. filed on February 21, 2023 (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 6, 2020, with respect to the financial statements of Saratoga Investment Corp. CLO 2013-1, Ltd. included in the Annual Report (Form 10-K) of Saratoga Investment Corp. for the year ended February 29, 2020, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Grand Cayman, Cayman Islands

February 21, 2023